RESTATED
CERTIFICATE OF INCORPORATION
OF
ALASKA AIR GROUP, INC.

Pursuant to Section 245 of the General
Corporation Law of the State of Delaware

Alaska Air Group, Inc. (the “corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
FIRST: The name of the corporation is Alaska Air Group, Inc. The corporation was incorporated under the name Alaska Air Group, Inc. by filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 15, 1985.
SECOND: This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the corporation (the “Board of Directors”) in accordance with the applicable provisions of Section 245 of the DGCL. This Restated Certificate of Incorporation only restates and integrates, and does not further amend, the Certificate of Incorporation as heretofore amended. There is no discrepancy between those provisions and the provisions of this restated certificate.
The text of the certificate of incorporation of the corporation, as heretofore restated, is restated in its entirety as follows:
ARTICLE 1. NAME
The name of this corporation is Alaska Air Group, Inc.
ARTICLE 2. REGISTERED OFFICE AND AGENT
The address of the initial registered office of this corporation is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808, and the name of its initial registered agent at such address is Corporation Service Company.
ARTICLE 3. PURPOSES
The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE 4. SHARES
4.1    Authorized Capital. The total number of shares of all classes of stock which this corporation shall have authority to issue is 405,000,000 shares, of which 5,000,000 shares shall be preferred stock having a par value of $1.00 per share and 400,000,000 shares shall be common stock having a par value of $1.00 per share.
4.2    Issuance of Preferred Stock in Series. The Board of Directors of this corporation (the "Board of Directors") is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issuance of preferred stock in one or more series, to fix the number of shares in each such series and to fix the designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, of each such series, including, but not limited to, dividend rates, conversion rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and liquidation preferences. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series may be made dependent upon facts ascertainable outside of this Certificate of Incorporation or of any amendment hereto, or outside the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.
4.3    Dividends. Subject to any preferential rights granted for any series of preferred stock, the holders of shares of the common stock shall be entitled to receive dividends, out of the funds of this corporation legally available therefor, at such rates and at such times as may be determined by the Board of Directors. The holders of shares of the preferred stock shall be entitled to receive dividends to the extent determined by the Board of Directors in designating the particular series of preferred stock.
4.4    Voting. Subject to Article 11, the holders of shares of the common stock, on the basis of one vote per share, shall have the right to vote for the election of members of the Board of Directors and the right to vote on all other matters, except those matters in which a separate class of stockholders vote by class or series. To the extent provided in a resolution of the Board of Directors authorizing the issue of a series of preferred stock (and subject in all cases to Article 11), the holders of each such series shall have the right to vote for the election of members of the Board of Directors and the right to vote on all other matters, except those matters in which a separate class of stockholders vote by class or series.
ARTICLE 5. RESERVED

ARTICLE 6. DIRECTORS
The Board of Directors shall be composed of no less than nine and no more than fifteen Directors, the specific number to be set by resolution of the Board of Directors; provided, that the Board of Directors may be less than nine until vacancies are filled. The number of Directors of the corporation shall be fixed from time to time by or pursuant to the By-Laws. Each Director shall hold office until the next annual meeting of stockholders and until a successor has been elected and qualified, subject to prior death, disability, resignation, retirement, disqualification or removal from office. Any individual elected to a newly-created director position or any individual elected to fill a vacancy shall serve until the next annual meeting and until a successor has been elected and qualified, subject to prior death, disability, resignation, retirement, disqualification or removal from office. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.
ARTICLE 7. RESERVED
ARTICLE 8. BYLAWS
The Board of Directors shall have the power to adopt, amend or repeal the Bylaws for this corporation, at a duly called meeting or by written consent in accordance with Article 9, subject to the power of the stockholders to adopt, amend or repeal such Bylaws, and, to the extent, if any, provided by resolution of the Board of Directors providing for the issue of a series of preferred stock, by the affirmative vote of the holders of not less than a majority of the outstanding shares of each such series entitled to vote thereon.
ARTICLE 9. ACTION BY STOCKHOLDERS
WITHOUT A MEETING
Any action which could be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action so taken is signed by all stockholders entitled to vote with respect to the subject matter thereof.
ARTICLE 10. LIMITATION OF
DIRECTOR AND OFFICER LIABILITY
To the fullest extent that the Delaware General Corporation Law (the “DGCL”), as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a Director or Officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or Officer. Any amendment to or repeal of this Article 10 shall not adversely affect any right or protection of a Director or Officer of the corporation for or with respect to any acts or omissions of such Director or Officer occurring prior to such amendment or repeal.

ARTICLE 11. NON-U.S. CITIZEN VOTING
AND OWNERSHIP LIMITATIONS.
11.1 Non-U.S. Citizen Voting and Ownership Limitations. At no time shall one or more Non-U.S. Citizens, individually or in the aggregate, own (beneficially or of record) and/or control Voting Stock in excess of the Voting Cap Amount. If one or more Non-U.S. Citizens, individually or in the aggregate, own (beneficially or of record) and/or control a number of shares of Voting Stock that would result in Non-U.S. Citizens owning (beneficially or of record) and/or controlling more than the Voting Cap Amount, the voting rights of all shares owned (beneficially or of record) and/or controlled by such Person or Persons exceeding the Voting Cap Amount shall automatically be suspended in reverse chronological order based upon the date of registration in the Foreign Stock Record, starting with the most recent registration and moving backwards in time. Such suspension of voting rights shall apply to such shares of Voting Stock until such time as the aggregate voting rights of Non-U.S. Citizens (as reflected in the Foreign Stock Record) falls below the Voting Cap Amount. The Bylaws shall contain provisions to implement this Article 11. The Board of Directors shall have the power to determine all matters necessary to apply and determine compliance with this Article 11 and the provisions of the Bylaws implementing this Article 11.
11.2     Certain Definitions. For the purpose of this Article 11, the following terms shall have the following respective meanings:
(a)    “Foreign Stock Record” means the separate stock record for the registration of Voting Stock held by Non-U.S. Citizens, which shall be maintained by the corporation or any authorized transfer agent for the corporation.
(b)     “Non-U.S. Citizen” means any Person who is not a U.S. Citizen.
(c)    “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, society, organization, entity or governmental authority. For clarity, the term “Person” also includes a trustee, receiver, assignee and other similar representative for any individual, entity or other organization included in the immediately preceding sentence of this definition.
(d)    “U.S. Citizen” means a “citizen of the United States,” as such term is defined in Section 40102(a)(15) of Title 49 of the United States Code, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the U.S. Department of Transportation, its predecessor and any successor agency.
(e)    “Voting Cap Amount” means 24.9% (or such other maximum percentage as necessary to ensure that the corporation is a U.S. Citizen) of the aggregate votes of all Voting Stock.

(f)    “Voting Stock” means issued and outstanding shares of (i) common stock and (ii) any class or series of preferred stock of the Company entitled to vote together with the common stock.
Terms of the masculine gender used for convenience in this Restated Certificate of Incorporation should be understood in the feminine gender where appropriate.
* * *
IN WITNESS WHEREOF, Alaska Air Group, Inc. has caused this Restated Certificate of Incorporation to be duly executed in its corporate name this 9th day of May, 2025.

Alaska Air Group, Inc.

By:	/s/ Kyle Levine
Name:	Kyle B. Levine
Title:	Senior Vice President, Legal, General Counsel and Corporate Secretary